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                                                                 EXHIBIT 99.k(2)


                          SUB-ADMINISTRATION AGREEMENT

                  Agreement dated as of ________, 2000 by and between State Street Bank and Trust Company, a Massachusetts trust company (the
"Sub-Administrator"), and meVC Advisers, Inc. (the "Adviser") on behalf of meVC Draper Jurvetson Fund I, Inc. (the "Company").

                  WHEREAS, the Company is registered as an closed-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

                  WHEREAS, the Company has retained the Adviser to furnish advisory and administrative services to the Company; and

                  WHEREAS, the Adviser desires to retain the Sub-Administrator to furnish certain administrative services to the Company, and the Sub-Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

 1.      APPOINTMENT OF ADMINISTRATOR

                  The Adviser hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Company for purposes of providing certain sub-administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

                  The Company will initially consist of the portfolio(s) and/or class(es) of shares (each an "Investment Fund") listed in Schedule A to this Agreement. In the event that the Company establishes one or more additional Investment Funds with respect to which the Adviser wishes to retain the Sub-Administrator to act as sub-administrator hereunder, the Adviser shall notify the Sub-Administrator in writing. Upon written acceptance by the Administrator, such Investment Fund shall become subject to the provisions of this Agreement to the same extent as the existing Investment Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Adviser) may be modified with respect to each additional Investment Fund in writing by the Adviser and the Sub-Administrator at the time of the addition of the Investment Fund.

 2.      DELIVERY OF DOCUMENTS

                  The Adviser will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

                  a.       The Company's Articles of Incorporation and by-laws;


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                  b.       The Company's currently effective registration
                           statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act and the Company's Prospectus(es) and Statement(s) of Additional Information relating to all Investment Funds and all amendments and supplements thereto as in effect from time to time;

                  c. Certified copies of the resolutions of the Board of Directors of the Adviser (the "Board") authorizing
                           (1) the Adviser to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

                  d. A copy of the investment advisory agreement between the Adviser and the Company authorizing the Adviser to enter this Agreement; and

                  e. Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

 3.      REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

                  The Sub-Administrator represents and warrants to the Adviser that:

                  a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

                  b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

                  c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

                  d. No legal or administrative proceedings have been instituted or threatened which would impair the Sub-Administrator's ability to perform its duties and obligations under this Agreement; and

                  e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

 4.      REPRESENTATIONS AND WARRANTIES OF THE ADVISER

                  The Adviser represents and warrants to the Administrator that:

                  a. It is a corporation, duly organized, existing and in good standing under the Laws of the State of _________________;


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                  b.       The Company is a business development company, duly
                           organized, existing and in good standing under the laws of the State of Delaware;

                  c. It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

                  d. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

                  e. The Company is an investment company properly registered under the 1940 Act;

                  f. A registration statement under the 1933 Act and the 1940 Act has been filed by the Company and will be effective and remain effective during the term of this Agreement. The Adviser also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made;

                  f. No legal or administrative proceedings have been instituted or threatened which would impair the Adviser's ability to perform its duties and obligations under this Agreement;

                  g. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Adviser or any law or regulation applicable to it; and

                  h. As of the close of business on the date of this Agreement, the Company is authorized to issue shares of capital stock, and it will initially offer shares, in the authorized amounts as set forth in Schedule A to this Agreement.

5.      SUB-ADMINISTRATION SERVICES

                  The Sub-Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Adviser and the Company and the review and comment by the Company's auditors and legal counsel and in accordance with procedures which may be established from time to time between the Adviser and the Sub-Administrator:

                  a. Oversee the determination and publication of the Company's net asset value in accordance with the Company's policy as adopted from time to time by the Board;

                  b. Oversee the maintenance by the Company's custodian of certain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act;

                  c. Prepare the Company's federal, state and local income tax returns for review by the Company's independent accountants and filing by the Company's treasurer;


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                  d.       Review calculation, submit for approval by officers
                           of the Company and arrange for payment of the Company's expenses;

                  e. Prepare for review and approval by officers of the Company financial information for the Company's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Company shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

                  f. Prepare for review by an officer of and legal counsel for the Company the Company's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") as parts of Form 10K and 10Q. Other than the financial statements, the Adviser is responsible for preparing Forms 10K and 10Q.

                  g. Prepare reports relating to the business and affairs of the Company as may be mutually agreed upon and not otherwise prepared by the Company's investment adviser, custodian, legal counsel or independent accountants;

                  h. Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

                  i. Make such reports and recommendations to the Board concerning the performance and fees of the Company's custodian and transfer and dividend disbursing agent ("Transfer Agent") as the Board may reasonably request or deems appropriate;

                  j. Oversee and review calculations of fees paid to the Company's investment adviser, custodian and Transfer Agent;

                  k. Consult with the Company's officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Company;

                  l. Respond to, or refer to the Company's officers or Transfer Agent, shareholder inquiries relating to the Company;

                  m. Provide periodic testing of portfolios to assist the Company's investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Company prospectus limitations as may be mutually agreed upon;

                  n. Review and provide assistance on shareholder communications;

                  o.       Maintain general corporate calendar;


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                  p.       Maintain copies of the Company's charter and by-laws;

                  q. File annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Company Performance" (which shall also be subject to review by the Company's legal counsel);

                  r. Organize, attend and prepare minutes of shareholder meetings;

                  s. Provide consultation on regulatory matters relating to portfolio management, Company operations and any potential changes in the Company's investment policies, operations or structure; act as liaison to legal counsel to the Company and, where applicable, to legal counsel to the Company's independent Board members;

                  t. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Company, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

                  u. Develop or assist in developing guidelines and procedures to improve overall compliance by the Company and its various agents;

v. Counsel and assist the Company in the handling of routine regulatory examinations and work closely with the Company's legal counsel in response to any non-routine regulatory matters;

                  w. Review implementation of any dividend reinvestment program authorized by the Board;

                  Subject to review and comment by the Company's legal counsel:

                  x. Prepare and file with the SEC amendments to the Company's registration statement, including updating the Prospectus and Statement of Additional Information, where applicable;

                  y. Prepare and file with the SEC proxy statements; provide consultation on proxy solicitation matters;

                  z. Prepare agenda and background materials for Board meetings, make presentations where appropriate, prepare minutes and follow-up on matters raised at Board meetings; and

                   aa.     Prepare and file with the SEC Rule 24f-2 notices.

The Sub-Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.


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6.      FEES; EXPENSES; EXPENSE REIMBURSEMENT

                  The Sub-Administrator shall receive from the Adviser such compensation for the Sub-Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Adviser shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement.

                  The Adviser agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Company through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Company's behalf at the Company's request or with the Company's consent.

                  In connection herewith, the Company hereby guaranties full payment and punctual performance and fulfillment to the Sub-Administrator of all liabilities, obligations and undertakings of the Adviser to the Sub-Administrator, whether direct or indirect, absolute or contingent, due or to become due, now existing of hereafter arising or acquired, under any fee schedule regarding any service provided by the Sub-Administrator for the benefit of the Company or any cost, expense disbursement relative thereto, and all present or future agreements arising from, or relative to, the subject matter thereof. The guaranty contained herein shall survive the termination of this Agreement.

                  The Company will bear all expenses that are incurred in its operation and not specifically assumed by the Sub-Administrator. Expenses to be borne by the Company, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Company's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs incidental to the preparation, printing and distribution of the Company's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Company's tax returns, Form N-2 and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing the Company's net asset value.


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         The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Adviser for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.       INSTRUCTIONS AND ADVICE

                  At any time, the Sub-Administrator may apply to any officer of the Company for instructions and may consult with its own legal counsel or outside counsel for the Company or the independent accountants for the Company at the expense of the Adviser, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall not be liable, and shall be indemnified by the Adviser, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Adviser. Nothing in this paragraph shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.       LIMITATION OF LIABILITY AND INDEMNIFICATION

                  The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Sub-Administrator's liability under this Agreement shall be limited to its total annual compensation earned and fees paid hereunder during the preceding twelve months for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company's compliance with any federal or state tax or securities statute, regulation or ruling.

                  The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

                  The Adviser and the Company shall indemnify and hold the Sub-Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly


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authorized by the Company, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

                  The indemnification contained herein shall survive the termination of this Agreement.

9.       CONFIDENTIALITY

                  The Sub-Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Company or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Company.

10.      COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

                  The Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

                  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11.      SERVICES NOT EXCLUSIVE

                  The services of the Sub-Administrator to the Company are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

12.      TERM, TERMINATION AND AMENDMENT

                  This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of two years from the effective date and shall automatically continue in full force and effect after such initial term unless either party terminates this Agreement by written notice to the other party at least sixty (60) days prior to the expiration of the initial term. Either party may terminate this Agreement at any time after the initial term upon at least sixty (60) days' prior written notice to the other party. Termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund. Upon termination of this Agreement, the Adviser shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination,


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including reasonable out-of-pocket expenses associated with such termination.
This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.      NOTICES

                  Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Company:___________ meVC Draper Fisher Jurvetson Fund I, Inc., 991 Folsom St., Suite 301, San Francisco, CA 94107; Attn:__________ , fax:__________ ; if to the Adviser: meVC Advisers, Inc., Attn:__________ , fax:__________ ; if to the Administrator: State Street Bank and Trust Company, 2 Avenue de Lafayette, Boston, Massachusetts 02111, Attn: Fund Administration Legal Department, fax: 617-662-3805.

14.      NON-ASSIGNABILITY

                  This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Sub-Administrator.

15.      SUCCESSORS

                  This Agreement shall be binding on and shall inure to the benefit of the Company and the Sub-Administrator and their respective successors and permitted assigns.

16.      ENTIRE AGREEMENT

                  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.      WAIVER

                  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.      SEVERABILITY

                  If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.      GOVERNING LAW


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                  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.      REPRODUCTION OF DOCUMENTS

                  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                           meVC ADVISERS, INC.

                           By:    __________________________________
                           Name:  __________________________________
                           Title: __________________________________

                           meVC DRAPER FISHER JURVETSON FUND I, INC.

                           By:    __________________________________
                           Name:  __________________________________
                           Title: __________________________________

                           STATE STREET BANK AND TRUST COMPANY

                           By:    __________________________________
                           Name:    Kathleen C. Cuocolo
                                  ----------------------------------
                           Title:   Senior Vice President
                                  ----------------------------------


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SUB-ADMINISTRATION AGREEMENT



                                   SCHEDULE A
                LISTING OF INVESTMENT FUNDS AND AUTHORIZED SHARES



             Investment Fund                           Authorized Shares




















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